UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the registrant □
Check the appropriate box:
□	Preliminary proxy statement
□	Confidential, for use of the Commission only (as permitted by Rule 14a-6(c)(2))
■	Definitive proxy statement
□	Definitive additional materials
□	Soliciting material pursuant to Rule 14a-12

YADKIN VALLEY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
■	No fee required.
□	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transactions applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

□	Fee paid previously with preliminary materials.

□
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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 (2)           Form, schedule or registration statement no.:

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(4)           Date filed:

YADKIN VALLEY FINANCIAL CORPORATION

209 North Bridge Street
Elkin, North Carolina 28621-3404
Telephone: (336) 526-6300

Notice of Annual Meeting of Shareholders
Thursday, May 22, 2008

To the Shareholders:

The 2008 Annual Meeting of the Shareholders of Yadkin Valley Financial Corporation (the “Company”) will be held:

●	Thursday, May 22, 2008
●	4:00 p.m., local time
●	Holiday Inn Express
1713 NC 67 Hwy, Jonesville (Yadkin County), North Carolina

or at any adjournments thereof, for the following purposes:

●	To elect fourteen directors to serve one-year terms until the Annual Meeting of Shareholders in 2009, or until their successors have been elected and qualified.

●     To consider approval of the Company’s Omnibus Stock Ownership And Long Term Incentive Plan.

●	To transact such other businesses as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 31, 2008, are entitled to notice of the meeting, and to vote at the meeting and any adjournments thereof.  The Company’s stock transfer books will not be closed.

Please complete, date and sign the enclosed proxy and return it promptly in the enclosed pre-paid envelope.  As many shares as possible should be represented at the meeting.  Even if you expect to attend the meeting, please return the enclosed proxy.  By doing so, you will not give up the right to vote at the meeting.  If you return the proxy and then attend the meeting, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you return, provided you do vote in person or otherwise validly revoke your prior proxy.

.
By order of the Board of Directors,

William A. Long
President and Chief Executive Officer

Date:  April 15, 2008

YADKIN VALLEY FINANCIAL CORPORATION
209 North Bridge Street
Elkin, North Carolina 28621-3404
Telephone: (336) 526-6300

________________

PROXY STATEMENT
________________

ANNUAL MEETING

The Board of Directors (the “Board”) of Yadkin Valley Financial Corporation (the “Company”) hereby solicits your appointment of proxy, in the form enclosed with this Proxy Statement, for use at the Annual Meeting of Shareholders to be held:

●	Thursday, May 22, 2008
●	4:00 p.m. (local time)
●	Holiday Inn Express
1713 NC 67 Hwy
Jonesville (Yadkin County), North Carolina

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders.  The Board has fixed the close of business on March 31, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.  Included with these proxy materials is the 2007 Annual Report to Shareholders.  The Company anticipated mailing this Proxy Statement on or about April 15, 2008.

You are invited to attend the annual meeting.  Even if you plan to attend the annual meeting, please vote on the proposals described in this Proxy Statement by returning the enclosed appointment of proxy.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important.  Your shares can be voted at the annual meeting only if you attend the meeting or vote the enclosed appointment of proxy.  You do not have to attend the meeting to vote.  As two alternatives for voting the enclosed appointment of proxy, you may:

•
Vote over the Internet:  You may vote over the Internet by visiting our website at http://www.yadkinvalleybank.com and clicking on the link for proxy voting.  When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.  If you have access to the Internet, we encourage you to vote in this manner. (This is a "secured" web page site.  Your software and/or Internet provider must be "enabled" to access this site.  Please call your software or Internet provider for further information if needed.)

•	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this proxy statement.

The Internet voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed.  The Internet voting facilities for eligible shareholders will close at 5:00 p.m. Eastern Time on May 21, 2008.

Your Board has named Lestine H. Hutchens and Kristi A. Eller (the “Proxies”) as management proxies in the enclosed appointment of proxy.  When appointments of proxy in the enclosed form are properly executed and returned in time for the annual meeting, the shares they represent will be voted at the meeting in accordance with the directions given.  If no directions are given on how to vote your shares, the appointment of proxy will be voted FOR the fourteen nominees for director in Proposal 1 described below and FOR approval of the Company’s Omnibus Stock Ownership And Long Term Incentive Plan as described in Proposal 2.  If, at or before the time of the annual meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee.  On other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.  These matters include, among other matters, approval of the minutes of the 2007 annual meeting and consideration of a motion to adjourn the annual meeting to another time or place.  As of the date the Company printed this Proxy Statement, the Company did not anticipate any other matters would be raised at the annual meeting.

Record Holders.  If you hold the Shares in your own name, you are a “record” shareholder. Record shareholders should follow the instructions on the accompanying appointment of proxy to vote or deliver it in person to the Company.

Street Name Holders. If you hold the Shares through a broker or other nominee, you are a “street name” shareholder. Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their Shares and follow the voting instructions on that form.

REVOCATION OF APPOINTMENT OF PROXY

If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting.  To revoke the appointment of proxy:
•	vote again over the Internet prior to 5:00 p.m. Eastern Time on May 21, 2008,
•	notify the Company’s Secretary in writing,
•	execute another appointment of proxy bearing a later date and file it with the Secretary, or vote in person at the meeting as described below.

The address for the Secretary is:
Patricia H. Wooten, Secretary
Yadkin Valley Financial Corporation
Post Office Drawer 7109
Statesville, North Carolina 28687

If you return the appointment of proxy, you may still attend the meeting and vote in person.  When you arrive at the meeting, first notify the Secretary of your desire to vote in person.  You will then be given a ballot to vote in person, and, provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your prior appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy.  However, if your plans change and you are not able to attend, your shares will not be voted.  Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

QUORUM

The Company’s Bylaws provide that the holders of a majority of the Company’s outstanding Shares, represented in person or by proxy, shall constitute a quorum at the annual meeting, and that if there is no quorum present at the opening of the Meeting, the annual meeting may be adjourned by the vote of a majority of the Shares voting on the motion to adjourn.  Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.  A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the shares.

HOW YOUR VOTES WILL BE COUNTED

Each Share is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected.  The appointments of proxy will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors.  In the election of directors under Proposal 1, the fourteen nominees receiving the highest number of votes will be elected.  Shares not voted (including abstentions and broker non-votes) will have no effect.  Shareholders are not authorized to cumulate their votes for directors.

Proposal 2 — Approval of the Company’s Omnibus Stock Ownership and Long Term Incentive Plan.  Proposal 2 will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal.  Shares not voted (including abstentions and broker non-votes) will have no effect.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation.  In addition to solicitation by mail, the Company's directors, officers and regular employees may solicit appointments of proxy in person or by telephone.  None of these employees will receive any additional or special compensation for this solicitation.  We will, on request, reimburse brokerage houses and other nominees their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company's stock held of record by such persons.

VOTING SECURITIES

As of the record date for the annual meeting, there were approximately 10,564,400 shares of the Company’s common stock, $1.00 par value per share (sometimes referred to herein as the “Shares”), issued and outstanding and entitled to vote at the annual meeting. The Company is currently authorized to issue twenty million shares of common stock.  As of the record date for the annual meeting, there were approximately 4,500 holders of record of the Company’s common stock.

BENEFICIAL OWNERSHIP OF SECURITIES

To the Company’s knowledge, as of December 31, 2007, no shareholder owned more than five percent of the common stock.  The following table shows, as of December 31, 2007, the number of shares of common stock and trust preferred securities owned by each executive officer, director and nominee for director and by all directors and principal officers of the Company as a group:

Beneficial owner (position)	Shares currently owned (1)	Percentage of common stock owned (2)
J.T. Alexander, Jr. (director)	24,106	*
Ralph L. Bentley (director)	25,874	*
Nolan G. Brown (director)	37,597	*
Faye B. Cooper (director)	18,855	*
Harry M. Davis (director)	26,695	*
James A. Harrell, Jr. (director)	36,762	*
Dan W. Hill III (director)	15,000 (3)	*
Edwin E. Laws (Vice President & Chief Financial Officer)	32,310	*
William A. Long (director, President & Chief Executive Officer)	71,485	*
Daniel J. Park (director)	169,261	1.6%
James L. Poindexter (director)	115,622	1.1%
Stephen S. Robinson (Executive Vice President and Chief Operating Officer)	31,702	*
Morris L. Shambley (director)	3,000 (4)	*
James N. Smoak (director)	37,384	*
Harry C. Spell (director)	84,304	*
C. Kenneth Wilcox (director)	43,266	*
Directors and principal officers as a group (18 persons)	773,223 (5)	7.3%

*Owns less than one percent of the outstanding common stock.

(1)
For each individual listed above, the beneficial ownership includes the following options to acquire the indicated number of Shares that are exercisable within 60 days of December 31, 2007: Alexander – 3,012 Shares; Bentley – 2,005 Shares; Cooper – 10,000 Shares; Laws – 11,517 Shares; Long – 24,177 Shares; Robinson – 9,360 Shares; Wilcox – 12,811 Shares; directors and principal officers as a group – 83,512 Shares.  To the Company’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following Shares which the individual indicates that he or she shares voting and/or investment power: Alexander — 339 Shares; Bentley — 1,193 Shares; Brown — 37,122 Shares; Cooper — 3,028 Shares; Davis — 26,535 Shares; Harrell — 4,182 Shares; Laws —  408 Shares; Long — 2,915 Shares; Park — 5,948 Shares; Poindexter — 52,887 Shares; Shambley — 3,000 Shares; Spell — 15,922 Shares; Wilcox — 9,905 Shares; directors and principal officers as a group — 163,384 Shares.

(2)
The ownership percentage of each individual is calculated based on the total of 10,563,356 Shares issued and outstanding at December 31, 2007, plus the number of Shares that can be issued to that individual within 60 days of December 31, 2007, upon the exercise of stock options held by the individual.  The ownership percentage of the group is based on the total Shares outstanding plus the number of Shares that can be issued to the entire group within 60 days of December 31, 2007, upon the exercise of all stock options held by the group.

(3)
Mr. Hill is a shareholder and former director of Cardinal State Bank, which was acquired by the Company effective March 31, 2008.  He owned 44,000 shares of the common stock of Cardinal State Bank and stock options that would convert into 11,000 shares of the common stock of Cardinal State Bank.  Under the terms of the agreement with Cardinal State Bank, subject to an aggregate limitation of not more than 58% of the Cardinal shares being converted into cash, each Cardinal shareholder will be permitted to elect to receive either cash in the amount of $17.62 per share or 0.91771 shares of the Company’s common stock in exchange for each share of Cardinal State Bank (mixed elections of cash and stock are permitted).  Options for Cardinal State Bank stock will convert into options to purchase the Company’s common stock at the same ratio used for the merger consideration.  Mr. Hill has indicated that he intends to convert his Cardinal shares into approximately 15,000 shares of common stock of the Company, but the actual number of shares he will own will not be determined until the stock election process is completed.  The stock election process is not expected to be completed until after the voting record date for the Annual Meeting.

(4)
 Mr. Shambley is also a shareholder and former director of Cardinal State Bank, which was acquired by the Company effective March 31, 2008.  In addition to the 3,000 shares of common stock of the Company he owned at December 31, 2007, Mr. Shambley owned 11,590 shares of the common stock of Cardinal State Bank (for which he shares voting and/or investment power with respect to 10,590 of the shares) and stock options that would convert into 750 shares of the common stock of Cardinal State Bank.  Under the terms of the agreement with Cardinal State Bank, subject to an aggregate limitation of not more than 58% of the Cardinal shares being converted into cash, each Cardinal shareholder will be permitted to elect to receive either cash in the amount of $17.62 per share or 0.91771 shares of the Company’s common stock in exchange for each share of Cardinal State Bank (mixed elections of cash and stock are permitted).  Options for Cardinal State Bank stock will convert into options to purchase the Company’s common stock at the same ratio used for the merger consideration.  The stock election process is not expected to be completed until after the voting record date for the Annual Meeting.

(5)	This number does not include the shares of the common stock of the Company that will be received by Mr. Hill upon the conversion of his shares of Cardinal State Bank into common stock of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

Board size and membership. Under the Company’s Charter and Bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected.  That number cannot be less than five or more than fifteen.  The Board, by resolution, has fixed the number of directors for 2008 at fourteen.

Director Independence.  Other than William A. Long, President and CEO of the Company and C. Kenneth Wilcox, who engaged in a related party transaction in 2005 with the Yadkin Valley Bank and Trust Company, the principal subsidiary of the Company, all of the members of the Board satisfy the independence requirements stated in the rules of The Nasdaq Stock Market, Inc.  Daniel J. Park, an attorney and director of the Company, provides legal services for certain real estate matters to the Company, but such payments do not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market, Inc.  The daughter of Harry M. Davis is a non-executive employee of Yadkin Valley Bank and Trust Company, but her employment does not place Dr. Davis in violation of the independence requirements stated in the rules of The Nasdaq Stock Market, Inc.

Directors to be elected at this Annual Meeting.  At this annual meeting, fourteen directors will be elected to one-year terms, expiring at the Annual Meeting of Shareholders in 2009 or until their successors are elected and qualified, or until their death, resignation or retirement.

How votes will be counted.  Unless you give instructions to the contrary, the Proxies will vote for the election of the nominees listed below by casting an equal number of votes for each nominee.  If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee.  Management currently has no reason to anticipate that any of the nominees will become unavailable.

Votes needed to elect.  The fourteen nominees receiving the highest number of votes will be elected.

Nominations.  The Nominating Committee has nominated the fourteen incumbent Board members for re-election.

Nominees.  The following table shows the names of the nominees for election to the fourteen Board seats, their ages at December 31, 2007, the year each was first elected or appointed to the Board, and their principal occupations during the past five years.

Name and age	Year first elected (1)	Principal occupation over last five years

J.T. Alexander, Jr., 71	2002
Chairman, J. T. Alexander & Son, Inc. (oil distributor); Member, ZipNGo, LLC (convenience stores); Vice President and Secretary of Acme Metal Slides, Inc.; agent, AFLAC (insurance); Manager, Big Daddy & Nonnie LLC (holding company); Member, Acme Metal Products, LLC; President, Acme Rental Co.; all of Statesville, NC.

Ralph L. Bentley, 72	2002	Physician, Piedmont Healthcare, P.A., Statesville, NC.

Nolan G. Brown, 67	2004
Owner and President, Triad Group, Inc. and related companies and subsidiaries (health care), Yadkinville, North Carolina; Certified Public Accountant and former audit committee financial expert for Southern Community Financial Corporation, Winston-Salem, NC (Nasdaq: SCMF).

Faye B. Cooper, 60	2004	Treasurer, Mast General Store, Boone, NC.

Harry M. Davis, 59	2004
Professor of Finance, Appalachian State University, Boone, N.C.  Dr. Davis has been a consultant to the banking industry on financial statements for over twenty years and is an instructor at the North Carolina School of Banking and the Bank Directors College where he teaches banking financial principles.

James A. Harrell, Jr., 61	1999	Self-employed dentist, Elkin, NC.

Dan W. Hill III, 63	2008
Partner, Hill Chesson & Woody (insurance brokerage), Durham, NC; Owner and President, HCW University Medical Insurance Plans, Inc., Chapel Hill, NC; Board member, 1st Insurance Services, Inc. (property and casualty insurance brokerage), Research Triangle Park, NC until 2006.

William A. Long, 61	2002
President and Chief Executive Officer, Yadkin Valley Financial Corporation since July 2006; President and Chief Executive Officer, Yadkin Valley Bank and Trust Company, Elkin, NC since August 2002; prior to that, President and Chief Executive Officer, Main Street BankShares, Inc. and Piedmont Bank, Statesville, NC.

Daniel J. Park, 73	1968	Self-employed attorney, Elkin, NC.

James L. Poindexter, 68	1968
President, Surry Hardware & Building Supply Co., Inc.; Owner, Wakefield Farm (hay and cattle); Owner, Poindexter Enterprises (real estate); Owner, Wakefield Woods (real estate development); all of Elkin, NC.

Morris L. Shambley, 67	2008	Co-owner and President, Shambley Farm, Efland, NC.

James N. Smoak, 59	1987	Retired; former President and Chief Executive Officer, Yadkin Valley Bank and Trust Company, Elkin, NC.

Harry C. Spell, 59	2002	Vice President and Secretary, MoCaro Dyeing & Finishing, Inc. (textile companies), Statesville, NC.

C. Kenneth Wilcox, 70	2004	Real estate developer, Boone, NC.

(1)	“Year first elected” refers to the year in which each individual first took office as a director and does not necessarily indicate a continuous term.

The Board recommends that the shareholders vote for the election of each of the nominees for director listed above.  The fourteen nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY

Director relationships

Board relationships.  No director or principal officer is related to another director or principal officer.

Other directorships. No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Board Attendance and Fees

The Board of the Company held thirteen meetings in 2007.  All directors attended at least seventy-five percent of the Board and committee meetings, except James L. Poindexter.  It is the policy of the Board that all Directors attend shareholder meetings.  All of the Directors attended the 2007 Annual Meeting, except Daniel J. Park, James L. Poindexter, and James N. Smoak.

During 2007, non-employee directors received an annual retainer of $10,000 and $1,000 per Board meeting attended, with two excused paid absences per year.  Directors were also paid $250 per committee meeting ($62.50 per quarter hour rounded up to the nearest quarter hour with a minimum fee of $250) for attendance at committee meetings.  During 2008, it is expected that directors will continue to be paid the same fees.

Director Compensation.  This table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2007.

2007 Director Compensation (1)

Name	Fees earned or Paid In Cash ($)	Non-qualified Deferred Comp. ($)	Total ($)
J.T. Alexander, Jr.	26,925	- 0 -	26,925
Ralph L. Bentley	25,713	- 0 -	25,713
Nolan G. Brown	30,800	- 0 -	30,800
Faye B. Cooper	26,750	- 0 -	26,750
Harry M. Davis	31,862	- 0 -	31,862
James A. Harrell, Jr.	26,787	- 0 -	26,787
Daniel J. Park	32,363	6,750	39,113
James L. Poindexter	22,788	- 0 -	22,788
James N. Smoak	28,063	1,800	29,863
Harry C. Spell	27,913	- 0 -	27,913
C. Kenneth Wilcox	26,813	- 0 -	26,813

(1) For each director listed above, the following number of shares of common stock are capable of being issued upon the vesting of all stock options held by the named individual: Alexander – 3,012 Shares; Bentley – 2,005 Shares; Cooper – 10,000 Shares; and Wilcox – 12,811 Shares.

Committees of the Board of Directors

The Board has established the committees described below.

●      Executive Committee.  The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board’s authority.  The Executive Committee did not meet during 2007. During 2007, the Executive Committee consisted of directors Hal M. Stuart (chair until his retirement at the 2007 Annual Meeting), Ralph L. Bentley (chair after the 2007 Annual Meeting), Nolan G. Brown, Harry M. Davis, Faye B. Cooper, C. Kenneth Wilcox, William A. Long, Daniel J. Park, and Harry C. Spell.

●      Audit Committee.  As outlined in the Audit Committee Charter, the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct.  The Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose.  The Audit Committee held six meetings during 2007.  Please refer to the Audit Committee Report below.  All of the members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc.  During 2007, the members of the Audit Committee were directors Nolan G. Brown (chair), J.T. Alexander, Jr., Faye B. Cooper, Harry M. Davis, James A. Harrell, Jr., and Daniel J. Park.

●      Nominating and Compensation Committee.  The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become Board members; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. The Committee’s nominating committee functions include, among other things, identifying the names of persons to be considered for nomination and election by the Company’s shareholders and, as necessary, recommending to the Board the names of persons to be appointed to the Board to fill vacancies as they occur between annual shareholder meetings.  In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders.  Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration.  See “Director Nominations” below.  The Committee’s compensation committee functions include establishing the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and providing oversight for the employee benefit plans for the other Company employees.  Please refer to the Compensation Committee Report below.  The Nominating and Compensation Committee held four meetings during 2007. During 2007, the members of the Committee, each of whom satisfied the compensation and nominating committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc., were directors Daniel J. Park (chair), Ralph L. Bentley, Faye B. Cooper, Harry M. Davis, James A. Harrell, Jr., James L. Poindexter, and Hal M. Stuart (until his retirement at the 2007 Annual Meeting).

●      Other standing committees.  The Board has approved four additional standing committees to which certain responsibilities have been delegated.  These are the Loan Committee, the ALCO Committee, the Marketing Committee, and the Real Estate and Expansion Committee.

Audit Committee Financial Experts

Nolan G. Brown and Dr. Harry Davis have been named to serve as Audit Committee financial experts.  Each person’s qualifications to serve as an Audit Committee financial expert are listed under “Nominees” above.

Director Nominations

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.yadkinvalleybank.com.  No nominations are contemplated for the foreseeable future in view of the current size of the Board unless there is a vacancy in the Board.  At such time as there is a need for nominations to the Board, the Company’s bylaws require that nominations for election to the Board shall be made by the Nominating Committee appointed by the Board. The banking laws of the state of North Carolina require Directors to own Shares having at least $1,000 in book value.  The nomination of any person for election to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to the Company’s Secretary at the principal office of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  Each such notice shall set forth:  (a) the name and address of the shareholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. See “DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS - Nominations of directors” in this proxy statement for further details.

Shareholder Communications with Directors

The Company encourages all shareholders who wish to communicate with any of the Directors to do so electronically by sending an email to the following address: directors@yadkinvalleybank.com or by sending such inquiries by mail or telephone to the Company.  The Company will forward all communications to the named Director or, if no particular Director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment.  The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission.  The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations.  The Code of Ethics is available on the Company’s corporate website located at http://www.yadkinvalleybank.com.  The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website.  Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Report of Audit Committee

In accordance with its written Charter (which is available on the Company’s corporate website located at http://www.yadkinvalleybank.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as required by the rules of The Nasdaq Stock Market, Inc. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditor’s independence.

The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.  The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.  Members of the Audit Committee also discussed the interim financial information contained in earnings announcements with the independent auditors prior to the public release of each such announcement.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.  The Audit Committee also approved the reappointment of the independent auditors.

This report is submitted by the Audit Committee: J.T. Alexander, Jr., Nolan G. Brown (chair), Faye B. Cooper, Harry M. Davis, James A. Harrell, Jr., and Daniel J. Park.

Report of the Compensation Committee

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.yadkinvalleybank.com. In accordance with its Charter, the Nominating and Compensation Committee develops base salary and short and long term incentive compensation policies for the executive officers of the Company and provides oversight for the employee benefit plans for the other Company employees. As required by its Charter, each member of the Committee satisfies the independence requirements for serving on the compensation Committee as established by the rules of The Nasdaq Stock Market, Inc. During 2007, all employees of the Company were compensated by Yadkin Valley Bank and Trust Company, the principal subsidiary of the Company.

The Nominating and Compensation Committee has sole authority to establish the base salaries and short and long-term incentive awards for the executive officers of the Company.  In January 2007, the Committee met twice to review the accomplishments and evaluate the performance of the Company’s executive officers during 2006, including the executive officers named in the Executive Compensation section of this proxy statement, and to establish the 2007 base salaries for the executive officers.  Mr. William A. Long, President and CEO of the Company, was invited to be present to discuss his recommendations of the base salaries of the executive officers.  He was excused from the meeting for the discussion of his base salary.  The peer group compensation information developed for the Committee by Matthews, Young – Management Consulting, an executive compensation consulting firm, indicated that the midpoint of the CEO’s base salary for the Company’s peer group is $307,800 and the maximum is $415,500.  Matthews Young prepares compensation surveys on behalf of the North Carolina, South Carolina and Georgia Bankers Associations.  The Committee discussed the balance between annual compensation and incentive bonus and reviewed the other benefits paid to the CEO by the Bank.  It concluded that a cash compensation structure consisting of a smaller salary increase and a larger annual incentive bonus tied his total cash compensation more to the performance of the Bank.  Following discussion, the Committee approved a ten percent increase in base salary for Mr. Long to $312,490 annually.  As recommended by the president, the Committee also increased the annual salary of Edwin E. Laws, the Company’s Chief Financial Officer, by 35% to $140,000 and, in anticipation of his promotion to an executive officer of the Company, increased Mr. Steven S. Robinson’s annual salary by 38% to $190,000.  The Committee then approved certain adjustments that Mr. Long had proposed in the base salaries of the officers of the Bank.   As long-term incentive for the executive officers, the Committee approved Mr. Long’s recommendation for grants of stock options pursuant to the shareholder approved stock option plans of the Company, including grants to the named executive officers.  The Committee also discussed the engagement of a third-party consulting firm to assist the Committee in developing a 2007 Annual Cash Incentive Plan for the Company.

At its meeting in March 2007, the Committee interviewed Matthews, Young – Management Consulting, an executive compensation consulting firm, which prepares compensation surveys on behalf of the North Carolina, South Carolina and Georgia Bankers Associations.  Matthews Young prepared the 2006 Annual Incentive Compensation Plan for the Company.  At Matthews Young suggestion, the Committee used the same financial performance criteria from the 2006 Plan but adjusted the weightings of the criteria for the 2007 Annual Incentive Compensation Plan.

In January 2008, the Nominating and Compensation Committee reviewed the financial results of the Company for purposes of allocating the bonus payment under the 2007 Annual Incentive Compensation Plan.  The Committee reviewed the list of eligible employees with their proposed bonus amounts.  The Bank had accrued $1.56 million for bonuses under the 2007 Annual Incentive Compensation Plan. The Bank did not achieve all of its 2007 target goals. The Committee awarded all employees other than executive officers 80% of their target bonus amounts, which were paid on February 1, 2008.  The Committee deferred action on the executive officers until its March meeting.  At its March 14, 2008 meeting, the Committee determined that since the Company did not achieve the targeted pre-tax earnings or net interest income amounts during 2007, executive officers would be paid at 36% of the target bonus amount.  These amounts were paid on March 17, 2008.  At its March 20, 2008 meeting, the Committee decided to increase the payments to executive officers to 48% of the target bonus amount.  These additional amounts were paid on March 27, 2008.

In fulfilling its oversight responsibilities, the Nominating and Compensation Committee discussed and reviewed the Compensation Discussion and Analysis with management.  Based on this discussion and review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Nominating and Compensation Committee: Daniel J. Park (chair), Ralph L. Bentley, Faye B. Cooper, Harry M. Davis, James A. Harrell, Jr., and James L. Poindexter.

Principal Executive Officers

The Company’s Bylaws provide that the Board shall elect the officers of the Company for a term of one year. Other than William A. Long, President and Chief Executive Officer of the Company, whose information appears above under the description of directors, the principal executive officers of the Company for the year ended December 31, 2007 were:

Name and Age at 12/31/07	Principal Occupation Over Last Five Years

Edwin E. Laws, 48	Vice President and Chief Financial Officer, Yadkin Valley Financial Corporation since July 2006; Executive Vice President and Chief Financial Officer, Yadkin Valley Bank and Trust Company, Elkin, NC.

Julie A. Mason, 40
Vice President and Controller, Yadkin Valley Financial Corporation since June 2007; Vice President and Controller, Yadkin Valley Bank and Trust Company, Elkin, NC, since December 2003; prior to that, CPA, Barnard Combs Potts & Rhyne (certified public accountants), Statesville, NC.

Stephen S. Robinson, 59
Executive Vice President and Chief Operating Officer, Yadkin Valley Financial Corporation since May 2007; Regional President, since 2003 and prior to that, Executive Vice President and Statesville City Executive, Yadkin Valley Bank and Trust Company, Elkin, NC.

Patricia H. Wooten, 46	Vice President and Corporate Secretary, Yadkin Valley Financial Corporation since July 2006; Corporate Secretary, Yadkin Valley Bank and Trust Company, Elkin, NC.

Executive Compensation

Cash Compensation.  During 2007, all employees were compensated by Yadkin Valley Bank and Trust Company, the principal subsidiary of the Company.  This table sets forth certain information regarding the compensation paid by the Bank to or for (i) our current Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), and (ii) the one other executive officer who was serving as such at December 31, 2007 (our “named executive officers”).   The Company had three executive officers during fiscal year 2007.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-equity Incentive Plan Comp ($)	All Other Comp ($)		Total ($)

William A. Long,	2007	300,259	- 0 -	13,842	92,010	41,012	(2)	447,123
President and CEO	2006	288,687	96,115	- 0 -	153,885	48,237	(3)	586,924

Edwin E. Laws,	2007	125,017	- 0 -	5,292	36,201	31,857	(4)	198,367
VP and CFO	2006	99,873	- 0 -	- 0 -	43,252	18,168	(5)	161,293

Stephen S. Robinson,	2007	172,600	- 0 -	3,528	32,504	14,838	(6)	233,470
Executive VP and COO	2006	135,220	- 0 -	- 0 -	42,696	4,057	(7)	181,973
_____________
(1)	Please refer to Footnote 13 in the 2007 Form 10K, which is included with this Proxy Statement, for a discussion of the assumptions made in the valuation of the option awards.
(2)
Includes the Bank’s accrued cost for providing an automobile of $13,490, the Bank’s reimbursement of Country Club fees of $12,564, the Bank’s cost to provide $250,000 in personal term life insurance, the Bank’s contribution on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), and the Bank’s cost of providing family medical insurance coverage.  Mr. Long is capable of being issued 38,177 shares of common stock upon the vesting of all stock options held by him.

(3)
Includes the Bank’s accrued cost for providing an automobile of $17,608, the Bank’s reimbursement of Country Club fees of $12,069, the Bank’s cost to provide $250,000 in personal term life insurance, the Bank’s contribution on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), and the Bank’s cost of providing family medical insurance coverage.

(4)
Includes the Bank’s accrued cost for providing an automobile of $18,324, the Bank’s contribution on behalf of the officer under the Bank’s salary deferral plan under the 401(k) Plan, the Bank’s cost of providing family medical insurance coverage, and the Bank’s reimbursement of Country Club fees

(5)
Includes the Bank’s accrued cost for providing an automobile, the Bank’s contribution on behalf of the officer under the Bank’s salary deferral plan under the 401(k) Plan, the Bank’s cost of providing family medical insurance coverage, and the Bank’s reimbursement of Country Club fees.

(6)
Includes the Bank’s accrued cost for providing an automobile, the Bank’s contribution on behalf of the officer under the Bank’s salary deferral plan under the 401(k) Plan, and the Bank’s reimbursement of Country Club fees.

(7)	Includes the Bank’s contribution on behalf of the officer under the Bank’s salary deferral plan under the 401(k) Plan.

Terms of the Employment Agreements.  As a result of the merger in 2002 with Main Street BankShares, Inc., and its subsidiary, Piedmont Bank, the Bank assumed the employment contracts with William A. Long, President and Chief Executive Officer of the Company and the Bank (the “Long Agreement”), and Edwin E. Laws, Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank (the “Laws Agreement” and with the Long Agreement, the “Employment Agreements”).  The Long Agreement became effective April 1, 2000 for a term of three years.  The Laws Agreement became effective February 1, 1999 for a term of one year.

On each anniversary of the effective date of each Employment Agreement, the term of the Employment Agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Employment Agreement shall not be further extended.  The Long Agreement was not renewed at Mr. Long’s request and will expire in 2010.  No such notice has been given by any party with respect to the Laws Agreement.  The officers have the option to terminate the Agreements upon sixty days’ written notice to the Bank.  While each officer is employed by the Bank and for one year following termination of employment, the Employment Agreements prohibit each officer from competing with the Bank.  Under the Employment Agreements, the officers receive an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board.

Under the Long Agreement, Mr. Long also is to have the use of a late model automobile pursuant to the policies of the Bank, membership in country clubs, and term life insurance benefits of up to $250,000 with his family members as the beneficiaries.  Under the Laws Agreement, Mr. Laws is provided membership in a country club.  Under the Employment Agreements, each officer is also entitled to all fringe benefits generally provided by the Bank to its employees and its executive officers.

Under the terms of the Employment Agreements, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after a “change in control,” he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control, his salary has been reduced below the amount he would have received under the Employment Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location. A "change of control" is defined to mean any of the following events:
•
After the effective date of the Agreement, any person, directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

•	The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or
•	All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

The Bank has the right, under each Employment Agreement, to reduce any such payments as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank. See Potential Payments Upon Termination following a Change in Control below for a further discussion of these payments.

Plan-Based Awards.  The following table contains information with respect to incentive compensation that may be awarded to the named executive officers for service pursuant to the Bank’s 2007 Annual Cash Incentive Compensation Plan.

2007 Grants Of Plan-Based Awards
Potential Payouts Under
Non-Equity Incentive Plan Awards

Name	Threshold ($)	Target ($)	Maximum ($)

William A. Long	3,164	158,194	158,194
Edwin E. Laws	1,465	73,247	73,247
Stephen S. Robinson	1,465	73,247	73,247

Terms of the Annual Cash Incentive Compensation Plan. The Compensation Committee established a bonus pool with a maximum potential pool of approximately $1.74 million under its 2007 Annual Incentive Compensation Plan.  The actual final amount of the bonus pool was determined based upon a number of annual measurements of corporate objectives.  These measures were given weighting factors in determining the final amount of the bonus pool.  The measures were:
•	achieve pre-tax earnings of $20 million, which was weighted 25%;
•	earn net interest income of $46.5 million, which was weighted 15%;
•	earn non-interest income of $14.5 million, which was weighted 15%;
•	grow average non-interest bearing deposits to $186.5 million, which was weighted 20%; and
•	cover 44% of non-interest expense with non-interest income, which was weighted 25%.

If non-performing loans exceeded 1% of the loan portfolio, the bonus pool would have been reduced by 20% and if the regulatory audit was not satisfactory, the bonus pool could have been eliminated.  Failure to satisfy any one of the criteria would reduce the bonus pool based on a percentage allocation to the criteria.  Individual awards were based on the midpoint of the employee’s job grade level at February 1, 2007.  The Company did not meet the pre-tax earnings or net interest income goals and therefore the Committee awarded 80% of the potential bonus pool for employees other than executive officers and 48% of the potential bonus pool for executive officers for performance during fiscal year 2007.

Option Awards. The following table contains information with respect to awards granted to the named executive officers during 2007 pursuant to the shareholder approved stock option plans of the Company.

2007 Grants Of  Plan-Based Awards

Name	Grant Date (1)	Target Estimated Payout Equity Incentive Plan Awards (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
William A. Long	January 12, 2007	10,000	19.07	35,284
Edwin E. Laws	January 12, 2007	7,500	19.07	26,463
Stephen S. Robinson	January 12, 2007	5,000	19.07	17,642

 (1) Options vest and become exercisable 20% on each anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End. The following tables contain information with respect to outstanding equity awards of the Bank held by the named executive officers at December 31, 2007.

Outstanding Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable/Unexercisable		Option Exercise Price ($)	Option Expiration Date

William A. Long	4,175	- 0 -	5.62	5/1/08
	2,002	- 0 -	7.85	6/12/11
	10,000	- 0 -	10.75	7/31/12
	6,000	4,000	14.97	5/3/14
	- 0 -	10,000	19.07	1/18/17

Edwin E. Laws	2,933	- 0 -	5.62	5/1/08
	1,345	- 0 -	8.65	5/1/10
	739	- 0 -	7.58	7/10/11
	5,000	- 0 -	14.97	12/19/15
	- 0 -	7,500	19.07	1/18/17

Stephen S. Robinson	3,360	- 0 -	7.44	5/6/12
	5,000	- 0 -	14.97	5/3/14
	- 0 -	5,000	19.07	1/18/17

Post-Employment Benefits. Provided that each named executive officer exercises any vested stock options held by the officer on or before the final date of employment, he will be able to realize gain on the difference between the exercise price and the fair market value of the stock options.  See “Outstanding Equity Awards at Fiscal Year-End” above for a listing of each officer’s stock option holdings.  Using the fair market value of the Company’s common stock as of December 31, 2007, the gain would have been $102,144 for Mr. Long, $44,390 for Mr. Laws, and $27,809 for Mr. Robinson.

In the event a named executive officer’s employment is terminated by the employer for any reason other than Cause or in the event of certain events following a Change in Control, the officers will continue to receive certain payments under their Employment Agreements.

Potential Payments Upon Termination following a Change in Control.  Under the terms of the Employment Agreements with Mr. Long and Mr. Laws, upon the occurrence of the events constituting termination of employment described above under Terms of the Employment Agreements, the Bank has agreed to pay each officer an amount equal to 2.99 times his "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").  This compensation is payable, at the officer’s option, either by lump sum or in 36 equal monthly installments.  If a change in control had occurred on January 1, 2008, and Mr. Long and Mr. Laws had the right to terminate the Employment Agreements pursuant to these provisions, the total payments to Mr. Long and Mr. Laws under their Employment Agreements would have been approximately $1,353,000, and $425,800, respectively.

Upon the effective date of a reorganization, merger, or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or the transfer of all or substantially all of the assets or shares of the Company to another person or entity, or the acquisition of stock representing more than twenty-five percent (25%) of the voting power of the capital stock of the Company then outstanding by, another corporation, bank, other entity or person, other than pursuant to a merger in which the Company is the surviving entity (any such transaction being hereinafter referred to as a "Change in Control Transaction"), the Compensation Committee may, in its absolute discretion, determine that all or any part of the options granted under the Company’s Omnibus Plan shall become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Change in Control Transaction.   If a Change in Control Transaction occurred on January 1, 2008, the cost of this option acceleration to the Bank would have been $2,714 for Mr. Long for options granted prior to 2007.  Option acceleration for the options granted in 2007 to the named executive officers would have no intrinsic value since the exercise price of the options exceeded the market price of the common stock on January 1, 2008.

Potential Payments Upon Termination without Cause.  In the event the employment of Mr. Long or Mr. Laws is terminated by the Bank for any reason other than Cause, their Employment Agreements provide that the Bank will pay their base annual salary for the remaining term of the Employment Agreement.  Termination for Cause is defined to include termination because of the officer's personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Employment Agreement.  As of December 31, 2007, the estimated cost to the Bank if Mr. Long and Mr. Laws were terminated without Cause would have been approximately $673,800 for Mr. Long and $135,434 for Mr. Laws.

Potential Payments Upon Death.  Effective December 31, 2007, the Bank adopted its 2007 Group Term Carve Out Plan which provides for the division of the death proceeds of certain life insurance policies on the lives of the participating officers, which are owned by the Bank, with the designated beneficiary of each insured participating officer.  The named executive officers are insured participating officers in the Plan.  Under a Split Dollar Endorsement with each insured participating officer, if the officer dies, his beneficiary shall be entitled to an amount from the Bank equal to the lesser of:
•
Up to four times the officer’s highest base annual salary as of December 31 of the year (i) of the officer’s death, or (ii) in which the officer’s employment with the Bank terminates, whichever is earlier, or

•
One hundred percent of the net-at-risk insurance portion of the death benefits from any life insurance policies on the officer owned by the Bank.  The net-at-risk insurance portion is the total death benefit less the cash surrender value of the policy at the officer’s date of death.

The Bank is not permitted to sell, surrender, or transfer ownership of any life insurance policy without replacing the policy with a comparable policy to cover the benefit provided by the Plan.  The Bank has the right to terminate the Plan or to amend or terminate an officer’s rights under the Plan at any time by written notice to the officer prior to an officer’s death while employed by the Bank.  An officer’s death benefits are limited to the policies where he or she is the insured.  All life insurance policies are subject to the claims of creditors.

An officer’s rights under the Plan terminate if either:
•
the officer voluntarily leaves the employment of the Bank and becomes an employee of or a paid consultant or advisor to any financial institution with a physical operating presence within 50 miles of any physical office of the Bank; or

•
there is a termination for cause.  Termination for cause means that the Bank terminated the officer’s employment due to (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the officer’s employment and resulting in an adverse effect on the Bank.

Upon a change in control of the Bank or following termination of the officer’s employment other than for cause, the Bank must maintain any life insurance policy on the officer in full force and effect and the Bank may not amend, terminate, or otherwise abrogate the officer’s interest in any life insurance policy on the officer (unless the officer competes with the Bank as noted above).  However, the Bank may replace any life insurance policy with a comparable policy to cover the benefit provided under the Plan.  For purposes of the Plan, a change of control means the transfer of shares of the Bank’s voting common stock such that one entity or one person acquires, or is deemed to acquire, more than fifty percent of the Bank’s outstanding voting common stock.  At December 31, 2007, the split dollar life insurance benefits for policies on Mr. Long, Mr. Laws and Mr. Robinson were $781,694, $416,160 and $209,102, respectively.

Compensation Discussion and Analysis

Compensation Policy:  The objectives of the executive compensation program of the Company are to attract and retain qualified management, enhance achieving key operational and financial goals, reward key performers who contribute to positive returns for shareholders, and link compensation opportunities to performance based on financial and strategic objectives.    Our Nominating and Compensation Committee intends to keep compensation levels competitive with its peer group of similarly situated banks and bank holding companies.  Our compensation strategy is to maintain an executive compensation program that strengthens the link between executive compensation and the Company’s financial performance.

Cash compensation for all employees of the Company is paid by Yadkin Valley Bank and Trust Company, the principal subsidiary of the Company.  The Company’s 2007 annual cash compensation program was based upon the following principles:
•	Base salaries are targeted to the mid-point of the range of salaries paid to executive officers of the Company’s peer group of similarly situated banks and bank holding companies.
•	Annual cash incentive awards are dependent upon the Bank’s performance.
•	Long-term compensation is in the form of the stock options, which directly links executive officers’ rewards to our stock price appreciation.

In determining compensation levels, our Compensation Committee considers annual salary levels which will attract and retain qualified executives when combined with our long-term stock option grants.  The Committee has determined that our annual cash incentive program should be a significant portion of management compensation and should be based upon an evaluation of certain annual financial performance criteria of the Company, which contributes to shareholder value.  The Compensation Committee intends to maintain compensation practices that reflect the conservative economic culture in which the Company operates.  The Bank does not provide executive officers with reserved parking spaces or separate dining or other facilities.  The Bank’s bonus compensation, health care and insurance programs include all eligible employees, as well as our named executive officers.

Although Mr. William A. Long, the President and Chief Executive Officer of the Company, does not attend regular meetings of the Compensation Committee, he is invited to attend the portion of the Compensation Committee that determines annual executive officer salaries to recommend compensation other than his own.  He is also permitted to discuss the targets for our annual incentive cash compensation plan, but all final targets are determined by the Compensation Committee.  Mr. Long is not permitted to be present while his compensation is being debated or approved by the Compensation Committee.  He may be present when the compensation of the other executive officers is debated and approved.  During 2007, he participated in the discussion of executive compensation other than his own.

Components of our Compensation Program:

Base Salary.  Base salaries for executive officers are reviewed and approved annually by our Compensation Committee.  Annual cash salaries are based upon a review of the range of salaries earned by executive officers of the banking institutions within our peer group, and targeted to the mid-point of the range of salaries paid by our peer group.  The Committee examined salary information for our peer group as provided by Matthews, Young – Management Consulting, a third party management consultant experienced in compensation matters for the banking industry.  Matthews Young prepares compensation surveys on behalf of the North Carolina, South Carolina and Georgia Bankers Associations. In determining base salaries, the Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance, although overall performance of the Company is a consideration.  The goal of the Committee is to keep Mr. Long’s total annual cash compensation at the mid-point of the range of the Company’s peer group.  In January 2007, his annual salary was set at $312,490 for the 2007 compensation year, which was just above the mid-point of the range of salaries paid to the chief executive officers of the Company’s peer group.  At Mr. Long’s request, the Committee also increased the annual salary of our Chief Financial Officer, Edwin E. Laws, by 35% to $140,000 and, in anticipation of his promotion to an executive officer of the Company, increased the annual salary of Mr. Robinson by 38% to $190,000.

Annual Cash Incentive Compensation.  All employees of the Company are eligible to receive annual cash incentive compensation based upon the Company’s Annual Incentive Compensation Plan designed by the Compensation Committee.  In determining the Company’s 2007 financial performance, the Compensation Committee was assisted by Matthews, Young – Management Consulting in establishing the financial targets and weightings of the factors.  The financial targets for the 2007 Plan are the same as under the 2006 Plan, but the weightings of the factors were adjusted from the 2006 Plan.  Annual incentives are based on a percentage of the mid-point of each employee’s salary range. The size of the annual incentive bonus pool is determined by the Company’s success in achieving the stated corporate objectives.  The performance targets for determining the bonus pool reflect the Compensation Committee’s commitment to maintaining a strong incentive compensation plan that is directly related to maximizing shareholder value.  For additional information regarding the corporate objectives and their weighting factors during 2007, please see the description of the 2007 Annual Cash Incentive Compensation Plan under Executive Compensation above.

The Compensation Committee believes the financial performance of the Company has been superior for several years and would like to increase Mr. Long’s total cash compensation to the maximum of the range of executive officer salaries for our peer group.  The Committee believes the cash compensation above the mid-point of the range should come from his annual cash incentive payment, so his total cash compensation is dependent on the financial performance of the Company.  For its financial performance in 2007, the Company achieved 80% of the maximum bonus pool.  The Compensation Committee awarded cash bonuses to all employees based on a percentage of the mid-point of the employee’s salary range.  The cash incentive amount awarded to Mr. Long for 2007 represented 31% of his 2007 base compensation.

Equity Incentive Compensation.  The Compensation Committee awards stock options to executive officers from our shareholder approved stock option plans as a long-term incentive to align the executives’ interests with those of other shareholders and to encourage significant stock ownership.  Under the stock option plans of the Company, the Compensation Committee grants to selected key employees options to purchase shares of common stock at a price equal to the fair market value of the shares on the date of grant.  Option recipients will receive value from stock option grants only to the extent that the market price of our common stock exceeds the exercise price of the stock options.  During 2007, the Compensation Committee awarded stock options to several officers, including the Company’s named executive officers.  For additional information regarding these stock option awards, please see the description of the Stock Options under Executive Compensation above.

Employment Agreements. The Compensation Committee recognizes that it is appropriate to enter into agreements with certain key officers to ensure that the Company continues to retain their services, particularly in situations where the Company has acquired other companies.  The terms of the employment agreements with the Company’s named executive officers are summarized above in the description of the employment agreements under Executive Compensation.   As noted above under Executive Compensation, the employment agreement with Mr. Long was not renewed at Mr. Long’s request and will expire in 2010.

Our employment agreements include severance provisions and restrictive covenants.  The Compensation Committee believes it may be difficult for senior executives to find comparable employment within a short period following termination.  Appropriate severance allows the Company to cleanly separate the executive officer and avoid prolonged contact with the Company’s employees.  In addition, the employment agreements contain various restrictive covenants for our benefit following terminations of employment prohibiting the officer from:
•	competing with the Company following employment termination except under certain circumstances; and
•	from divulging confidential information obtained while employed with the Company.
These provisions prevent the officer from competing against the Company during his or her compensation continuance period and shield our confidential or proprietary information.  The Committee believes that these restrictive covenants reduce the risks to the Company if the officers were to terminate employment without these restrictive covenants.

The employment agreements also provide change in control payments under certain circumstances to reward the officers for their efforts in building the Company while reducing the reluctance of the executive officers to pursue potential transactions that might benefit the long-term interests of shareholders but involve a change in control of the Company.  The employment agreements do not provide for change in control payments solely because of a change in control.  An additional triggering event that constitutes a termination of employment must occur following the change in control in order for the Company to be obligated to make any change in control payments.  The defined triggering events were selected to provide the Company with protection from executive competition and to avoid unwarranted terminations of employment that could harm the Company’s business or financial condition.

Matching 401(k) Contributions.  The Bank’s 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code designed to provide additional incentive and retirement security for eligible employees of the Bank.  The executive officers of the Bank participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank.  Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that may lower the maximum contributions of more highly compensated participants.  The Bank matches 50% of the contributions to the 401(k) Plan up to 6% of the employee’s compensation.

Death Benefits.  Split dollar agreements are a common component of the compensation packages of the peer companies with which we compete, and of the financial institution industry generally.  Prior to the merger with Main Street Bankshares, Inc., the Bank executed split dollar agreements with certain of its executive officers.  In order to attract and retain highly qualified officers, effective December 31, 2007, the Bank adopted a 2007 Group Term Carve Out Plan to offer this benefit to current and future executive officers.  Under the Plan (as described above in more detail), the Bank divides the death proceeds of life insurance policies which it maintains on the lives of the participating officers with the designated beneficiary of each insured participating officer.

Perquisites and Other Benefits.  In addition to the benefits described above, the Company provides its executive officers with certain other perquisites that the Compensation Committee considers to be usual and customary within the Company’s peer group to assist the Company in remaining competitive in the market for experienced management.  For instance, the Bank provides the use of an automobile and pays the premiums for family health insurance and life insurance for certain executive officers.  It also provides the Company’s chief executive officer with personal term life insurance and payment of his country club expenses.  The Chief Financial Officer of the Company is provided with payment of his country club expenses.  For additional information regarding the perquisites made available to the Company’s executive officers during 2007, please see the description of the employment agreements under Executive Compensation and the “All Other Comp” column of the Summary Compensation Table.  Executive management also participates in the Bank’s employee benefit plans, including medical and dental plans and other insurance programs, on the same basis as all eligible employees.   Banking regulations prohibit executive management from participating in employee discount programs for certain Bank products.

Company Transactions with Directors and Officers

The Company has had, and expects to have in the future, transactions in the ordinary course of the Company’s business with directors, principal officers and their associates.  All transactions with directors, principal officers and their associates were made in the ordinary course of the Company’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.

As required by the rules of the Nasdaq Stock Market, Inc., the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company’s Audit Committee. For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations.  In addition to the rules of the Nasdaq Stock Market, Inc. and the related SEC regulations, the Company ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company’s interest that will lead to any personal gain or benefit.

In December 2005, the Bank entered into a real estate transaction with Boone Hospital Park LLC, whereby property owned by the Bank was exchanged for $850,000 in cash and other real estate valued at $1.1 million.  Director C. Kenneth Wilcox is the sole member of Botanical, LLC which is one of the three members of Boone Hospital Park LLC.  Each member owns 33.3% of Boone Hospital Park LLC.  The sale price was based upon a third party appraisal of the property.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and principal officers of the Company are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Shares.  Based solely on a review of reports filed by the Company on these individuals’ behalf, all such required reports were timely filed except that directors J.T. Alexander, Jr., Nolan G. Brown, Faye B. Cooper, and President William A. Long each filed one transaction late, and director James L. Poindexter filed four transactions late.

Performance Graph

The following graph was prepared by SNL Financial LC, Charlottesville, Virginia (“SNL”) and provides an indicator of the cumulative total shareholder returns for the Company (and its predecessor, Yadkin Valley Bank and Trust Company) as compared with the NASDAQ Composite Index and the SNL Southeast Bank Index.  Historical price performance during this period may not be indicative of future stock performance.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Yadkin Valley Financial Corporation	100.00	141.26	124.64	127.12	172.29	141.46
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Southeast Bank Index	100.00	125.58	148.92	152.44	178.75	134.65
Source : SNL Financial LC, Charlottesville, VA
© 2008

PROPOSAL 2: APPROVAL OF THE 2008 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

On March 20, 2008, the Board adopted the 2008 Omnibus Stock Ownership And Long Term Incentive Plan (the "Omnibus Plan"), subject to shareholder approval.  An aggregate of 700,000 Shares has been reserved for issuance by the Company under the terms of the Omnibus Plan pursuant to the grant of incentive stock options (not to exceed 200,000 Shares), non-statutory stock options, restricted stock and restricted stock units, long-term incentive compensation units and stock appreciation rights.  As of March 15, 2008, the Company had 28,655 shares available for grant or issued under its existing stock option plans.  Additionally, pursuant to the merger with Cardinal State Bank in March of this year, there are 52,511 incentive stock options and 47,877 nonstatutory stock options available for grant under the Cardinal State Bank 2001 plans.  The Company may, but is not required to, assume these available options under the terms of the merger agreement if the Company deems these options necessary to retain former Cardinal directors and employees or attract and retain new directors or employees of the Company or its subsidiaries who are hired after the merger. The purpose of the Omnibus Plan is to increase the performance incentive for employees and directors of the Company, to encourage the continued employment of current employees, and to attract new employees and directors by facilitating their purchase of a stock interest in the Company.  The Omnibus Plan is administered by the Nominating and Compensation Committee (See "Management of the Company - Committees of the Board of Directors").  Each grant will be evidenced by a written agreement with the participant.  The term of the Omnibus Plan is for ten years from the effective date. No specific grants of any awards have been made under the Omnibus Plan.

Options

The Company will receive no monetary consideration for the granting of an option.  The consideration, if any, which the Company receives from the granting of such stock options is the further dedication of its employees and directors in the performance of their responsibilities, duties and functions on behalf of the Company.  Upon the exercise of options, the Company will receive payment of cash, Shares, or a combination of cash and Shares from the optionee in exchange for shares issued.

Incentive stock option grants. Options may be granted under the Omnibus Plan with the intention to qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code (“ISO”).  Under the Internal Revenue Code, ISOs may only be granted to eligible employees of the Company and afford favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company.  No member of the Nominating and Compensation Committee (“Compensation Committee”) will be eligible to receive an ISO grant under the Omnibus Plan.  No more than 200,000 Shares under the Omnibus Plan may be granted as ISOs.

Employees of the Company will be eligible to receive an ISO grant under the Omnibus Plan at no cost to them other than the option exercise price.  Generally, the exercise price for options granted pursuant to the Omnibus Plan may not be less than 100% of the fair market value of the Shares on the date of the grant. No ISO will be exercisable more than ten years after the date that it is granted.  In the case of an employee who owns more than 10% of the Shares at the time the ISO is granted, the option price may not be less than 110% of the fair market value of the Shares on the date of the grant, and the ISO shall not be exercisable more than five years from the date it is granted.  (There are no such employees at this time).  The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution.  In the event that a participant ceases to serve as an employee of the Company for the reason of retirement, an exercisable ISO will continue to be exercisable for three months but in no event after the expiration of the date of the option.  In the event of the disability or in the event of the death of a participant during such service or within three months following retirement, an exercisable ISO will continue to be exercisable for 12 months from the date of disability or death to the extent it was exercisable by the participant immediately prior to disability or death.  Options are not exercisable unless the optionee completes at least one year of continuous employment from the date of the grant of the option.

Subject to alternative minimum tax rules under the Internal Revenue Code, a recipient of an ISO grant will not be taxed upon either the grant of the ISO or on the date he or she exercises the ISO.  Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the ISO and will be taxed on the difference between the option price and the sales price of the stock.  The taxable amount will be treated as capital gain.  In order to receive this favorable tax treatment, optionees may not exercise such options until the expiration of a one-year waiting period from the date of the grant and may not dispose of any shares acquired pursuant to the exercise of stock options for two years from the date of the grant.  If the federal tax requirements are satisfied, the Company will receive no corresponding deduction for any portion of the ISO.

Non-statutory stock option grants.  Options may be granted under the Omnibus Plan that do not qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code and do not afford favorable tax treatment to recipients (“NSSO”).  Directors and employees of the Company are eligible to receive NSSO grants under the Omnibus Plan.  NSSO grants under the Omnibus Plan do result in tax deductions to the Company.

Directors and employees of the Company will be eligible to receive a NSSO grant under the Omnibus Plan at no cost to them other than the option exercise price. The options must be exercised within ten years from the date of grant.  In the event that a participant ceases to service with the Company for any reason other than cause, as defined in the NSSO Plan, an exercisable NSSO will continue to be exercisable upon the terms and conditions contained in the grant.  Termination for cause will terminate the NSSO.

A recipient of an NSSO grant under the Omnibus Plan will not be taxed upon the grant of the option.  Upon the date he or she exercises the NSSO, the recipient will have taxable ordinary income on the difference between the option price and the fair market value of the stock on the date of exercise.  The Company will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Restricted stock and restricted stock units.

Restricted stock and restricted stock units may be granted under the Omnibus Plan to directors and employees of the Company.  Such grants under the Omnibus Plan do result in tax deductions to the Company.  Directors and employees of the Company will be eligible to receive a grant of restricted stock or restricted stock units under the Omnibus Plan at no cost to them unless the Compensation Committee specifies a purchase price in the grant. In the event that a participant does not satisfy any conditions specified in the grant, some or all of the restricted stock or restricted stock units will be forfeited.

A recipient of a grant of restricted stock under the Omnibus Plan may elect to be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date of grant.  Otherwise, the recipient will be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date that any conditions on the grant end.  A recipient of a grant of restricted stock units under the Omnibus Plan will be taxed upon the value of the unit in an amount equal to the cash received at the end of the performance period. The Company will receive a tax deduction for the amounts recognized by the recipients as ordinary income.

Long-term incentive compensation units.

Long-term incentive compensation units may be granted under the Omnibus Plan to directors and employees of the Company. Long-term incentive compensation units consist of cash.  Long-term incentive compensation units under the Omnibus Plan result in tax deductions to the Company.  Recipients will be eligible to receive a grant of long-term incentive compensation units under the Omnibus Plan at no cost to them. Long-term incentive compensation units will be distributed only after the end of a performance period established by the Compensation Committee.   In the event that the conditions specified for the performance period are not satisfied, part or all of the long-term incentive compensation units will be forfeited.  In the event of death, disability, or retirement of a unit recipient prior to the end of performance period, a pro rata number of the units will be distributed.  In the event that a unit recipient terminates status as an employee prior to the end of the performance period, all of the long-term incentive compensation units will be forfeited

Stock appreciation rights.

Stock appreciation rights may be granted under the Omnibus Plan to directors and employees of the Company. A recipient of a grant of a stock appreciation right will be entitled to a payment of the difference between the initial base value of the right (as established in the grant) and the fair market value of a number of shares of stock (also as established in the grant) at the date of the exercise of the stock appreciation right.  Stock appreciation rights under the Omnibus Plan result in tax deductions to the Company.  Recipients will be eligible to receive a grant of stock appreciation rights under the Omnibus Plan at no cost to them. The stock appreciation rights must be exercised within the period specified in the grant, which may not exceed ten years from the date of grant.

A recipient of stock appreciation rights under the Omnibus Plan will not be taxed upon the grant of the stock appreciation rights.  Upon the date he or she exercises the stock appreciation rights, the stock appreciation rights recipient will have taxable ordinary income on the difference between the stock appreciation right initial base value and the fair market value of the stock on the date of exercise.  The Company will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Effectiveness.

If the Omnibus Plan is approved by the shareholders, the Omnibus Plan will become effective immediately.  If the Omnibus Plan is not approved by the shareholders, it will be of no effect.  No grants have been made under the Omnibus Plan.

The Omnibus Plan may be deemed an anti-takeover measure.  Shares available under the Omnibus Plan may be issued only to management of the Company.  Holders of these additional Shares will have the voting rights that accompany those Shares.  Unless additional Shares are sold in a public or private offering, the Shares issued pursuant to the Omnibus Plan will be the only newly-issued Shares.  As a result, the voting power of all other shareholders may be diluted as the number of Shares held by management increases and the number of Shares held by other shareholders remains constant.  The increased voting power held by management could help management defeat shareholder proposals unfavorable to management, shareholder nominees for directors unacceptable to management, and mergers, tender offers or other transactions requiring shareholder approval that are unfavorable to management, even though such shareholder proposal, shareholder nominee for director, merger, tender offer or other transaction may be considered by others to be favorable to the shareholders and to the Company.

The Board of Directors recommends that shareholders vote FOR approval of the 2008 Omnibus Stock Ownership And Long Term Incentive Plan.  Proposal 2 will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal.

INDEPENDENT AUDITORS

The Company’s independent auditors for the year ended December 31, 2007, were Dixon Hughes PLLC (“Dixon Hughes”).  The Audit Committee of the Board has also selected Dixon Hughes to serve as the independent certified public accountant for the year ending December 31, 2008.  Representatives of Dixon Hughes will be present at the annual meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit fees. Audit fees include fees billed to the Company by Dixon Hughes in connection with the annual audit of the Company’s financial statements, review of the Company’s interim financial statements, attest services provided pursuant to Section 404 of the Sarbanes-Oxley Act, FIDICIA attest services, and review of registration statements.  The aggregate fees billed and expected to be billed to the Company by Dixon Hughes for audit services rendered to the Company for the fiscal years ended December 31, 2006 and 2007 were $246,900, and $368,679 respectively.

Audit-Related fees.  Audit-related services include due diligence services related to merger and acquisition activity, audits of the Company’s employee benefit plans, other attest services and accounting consultations.  The aggregate fees billed to the Company by Dixon Hughes for audit-related services during the fiscal years ended December 31, 2006 and 2007 were $18,000 and $22,846, respectively.

Tax fees.  Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Company by Dixon Hughes for tax related services during the fiscal years ended December 31, 2006 and 2007 were $17,750 and $20,897, respectively.

All other fees.  There were no fees billed, or expected to be billed, to the Company by Dixon Hughes for other fees during the fiscal year ended December 31, 2006 and 2007.

In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged.

ANNUAL REPORT

In accordance with the regulations of the Securities and Exchange Commission (“SEC”), the Company's Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and schedules, accompanies this Proxy Statement. No part of the 2007 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

Edwin E. Laws, Chief Financial Officer
Yadkin Valley Financial Corporation
209 North Bridge Street
Elkin, North Carolina 28621-3404

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

How to submit proposals for possible inclusion in the 2009 proxy materials: For shareholder proposals to be considered for inclusion in the proxy materials for the Company’s 2009 annual meeting, any such proposals must be received at the Company’s principal office (currently 209 North Bridge Street, Elkin, North Carolina 28621-3404) not later than December 16, 2008.  In order for a proposal to be included in the Company’s proxy material for an annual meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Shares entitled to be voted on that proposal at that annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that annual meeting.  Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities and Exchange Act or related SEC regulations.  The Board will review any shareholder proposal received by that date to determine whether it meets these criteria.  Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 16, 2008:  Proposals submitted after December 16, 2008, will not be included in the proxy materials for the 2009 annual meeting.  However, if a shareholder wishes to have a proposal considered at the 2009 annual meeting as other business, any such proposals should be delivered to the Company’s principal office no later than March 1, 2009.  Management proxies shall have discretionary authority to vote on any proposals received after March 1, 2009.

Nominations of directors: The Company’s Bylaws provide that shareholders entitled to vote on such election may make nominations of directors if written notice of the nomination of such person shall have been delivered to the Secretary at the principal office of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  See “Director Nominations” under “MANAGEMENT OF THE COMPANY” above for a summary of the bylaw requirements to make nominations of directors.  Recommendations and nominations not made in accordance with the Company’s bylaws may, in his discretion, be disregarded by the Chairman of the shareholders’ meeting, and upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

OTHER MATTERS

Management knows of no other matters that will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors.

William A. Long
President and Chief Executive Officer

Vote By Internet	Vote By Mail
Access Our Website at: http://www.yadkinvalleybank.com and click on the link for proxy voting	Return this proxy card in the Postage-paid envelope provided to vote by internet:
When prompted for your voter control number, enter the number printed just above your name on the front of this proxy card.  Votes by internet must be completed by 5:00 pm Eastern Time on May 21, 2008.
to vote by mail: please mark, sign and date your proxy card and return it in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!
if you vote over the internet, you do not need to mail your proxy card
If you mail your Proxy Card, it must be signed and dated.

Yadkin Valley Financial Corporation
209 North Bridge Street, Elkin, NC 28621
Appointment of Proxy solicited on behalf of the Board of Directors of
Yadkin Valley Financial Corporation
for the Annual Meeting to be held May 22, 2008

APPOINTMENT OF PROXY:  The undersigned shareholder of Yadkin Valley Financial Corporation, a North Carolina corporation (the "Company"), hereby appoints Lestine H. Hutchens and Kristi A. Eller, or either of them (the "Proxies"), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 22, 2008, at 4:00 p.m. local time, at the Holiday Inn Express, 1713 NC 67 Hwy., Jonesville (Yadkin County), North Carolina, or at any adjournment thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals set forth herein and described in the Proxy Statement, and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment thereof.  If only one such Proxy be present and acting as such at the meeting, or any adjournment thereof, then that one shall have and may exercise all the powers hereby conferred.

— Please complete and sign on the other side —

— Continued from the other side —

Your vote is important.  Unless you are voting on the Internet, please complete, date and sign this appointment of proxy and return it promptly in the enclosed envelope, even if you plan to attend the meeting, so that your shares may be represented at the annual meeting.  If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your appointment of proxy in the mail or voted on the Internet.  See the enclosed proxy statement for more details.

Yadkin Valley Financial Corporation	REVOCABLE PROXY
This appointment of proxy will be voted as directed, or, if no directions are indicated, will be voted for all items and in the discretion of the proxies with respect to any other matter.  The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

Board recommendation.  The Board of Directors recommends a vote FOR each of the nominees listed below.

1.	ELECTION OF DIRECTORS:
Election of fourteen directors to serve one-year terms expiring at the Annual Meeting in 2009.

Instructions:  Check the appropriate box.  To instruct the Proxies to vote your shares for some nominees but not others, cross out the names of those for whom you do not wish to vote.

J.T. Alexander, Jr.	Ralph L. Bentley	Nolan G. Brown	Faye E. Cooper
Harry M. Davis	James A. Harrell, Jr.	Dan W. Hill III	William A. Long
Daniel J. Park	James L. Poindexter	Morris L. Shambley	James N. Smoak
Harry C. Spell	C. Kenneth Wilcox

☐	THE PROXIES MAY VOTE MY SHARES FOR all nominees listed above, except any nominee(s) whose name is crossed out.

☐	THE PROXIES MAY NOT VOTE MY SHARES for any of the nominees listed above.

2.	APPROVAL OF THE COMPANY’S OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS:
The Proxies may vote my Shares in their discretion upon any other business that may properly come before the meeting or any adjournment thereof.

Signature of shareholder

Signature of shareholder

Date:	, 2008

Please sign above exactly as your name appears on the stock certificate and fill in the date.  If there are joint owners, each must sign personally.  Trustees and others signing in a representative capacity should indicate below the capacity in which they sign.  If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer.  If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.